Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Fourth Quarter Highlights

•                  Fourth quarter 2010 AFFO per share of $0.48.

•                  NorthStar had $240 million available liquidity at December 31, 2010, including $125 million of unrestricted cash.

•                  Fourth quarter 2010 cash dividend of $0.10 per common share.

•                  NorthStar’s sales of commercial real estate securities generated $35 million of net AFFO gains during the fourth quarter.

•                  NorthStar filed a registration statement for NorthStar Senior Care Trust, Inc., a non-listed REIT that will focus on debt and equity investments in the healthcare sector.

Full Year Highlights

•                  Full year 2010 AFFO per share of $0.62.

•                  Common dividends paid to shareholders during 2010 totaled $0.40 per share.

•                  NorthStar’s sales of commercial real estate securities generated $74 million of net AFFO gains during 2010.

•                  NorthStar extinguished $304 million of bank debt resulting in a net $58 million gain.

•                  NorthStar received $418 million of loan repayments and sales proceeds during 2010.

•                  NRF Capital Markets, LLC, the Company’s wholly-owned broker-dealer, began raising capital for NorthStar-sponsored non-listed REITs.

•                  NorthStar will be added to Standard and Poor’s Select Servicer list as an approved special servicer as of March 2011.

NEW YORK, NY, February 24, 2011 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the fourth quarter 2010 of $0.48 per share compared with $0.25 per share for the fourth quarter 2009.  AFFO for the fourth quarter 2010 was $39.9 million compared with $20.9 million for the fourth quarter 2009.  Net loss to common stockholders for the fourth quarter 2010 was $(258.4) million, or $(3.33) per share, compared to a net loss of $(165.1) million, or $(2.21) per share for the fourth quarter 2009. Realized gains totaled $36.0 million for the fourth quarter 2010, compared with $39.1 million for the fourth quarter 2009. Fourth quarter 2010 net loss includes $(302.0) million of unrealized losses relating to non-cash mark-to-market adjustments, compared to $(206.1) million of unrealized losses relating to non-cash mark-to-market adjustments for the fourth quarter 2009, principally caused by tightening credit spreads increasing the value of NorthStar’s liabilities during the fourth quarter 2009 and throughout 2010.  The non-cash mark-to-market gains and losses are excluded from AFFO.

At December 31, 2010, diluted GAAP book value per common share was $12.41. For a reconciliation of net income to AFFO and calculations of return on average common book equity and diluted book value per common share, please refer to the tables on the following pages.

Full Year 2010 Results

NorthStar reported AFFO for the full year 2010 of $0.62 per share compared to $1.07 per share for the full year 2009.  AFFO for the full year 2010 was $51.5 million compared to $82.5 million for the full year 2009.  Net loss to common stockholders for the full year 2010 was $(395.5) million, or $(5.17) per share, compared to a net loss of $(151.2) million, or $(2.16) per share for the full year 2009.  Full year 2010 net loss includes $(441.0) million of unrealized losses compared to $(201.2) million of unrealized losses for 2009, relating to non-cash mark-to-market adjustments.  The non-cash mark-to-market gains and losses are excluded from AFFO.

David T. Hamamoto, chairman and chief executive officer, commented, “2010 was a year of transition for commercial real estate, highlighted primarily by the healing CMBS markets and increased bank lending activities to the sector. We are seeing stabilizing and improving real estate values in high barrier to entry markets, and expect that stronger economic growth in 2011 could more broadly and positively impact the sector’s credit performance and fundamentals.”

Mr. Hamamoto continued, “During 2010 NorthStar took many actions to positively position the Company to take advantage of the improving market conditions entering into 2011. We eliminated virtually all of our bank debt creating balance sheet flexibility, made an opportunistic CDO acquisition with the potential for a high return on invested capital, and completed our equity distribution platform for non-listed REITs sponsored by NorthStar.”

Investment Summary

During the fourth quarter 2010, NorthStar funded $8 million related to prior loan commitments in N-Star collateralized debt obligations (“CDOs”) and funded $53 million in the CapitalSource Inc. CDO (“CSE CDO”). NorthStar received $97 million of loan repayment and asset sale proceeds, which included $39 million related to the sale of three loans having a $51 million aggregate unpaid principal balance. During the fourth quarter 2010, NorthStar also acquired $118 million of securities having a par amount of $200 million and having an average BBB/Baa2 credit rating and received $87 million of proceeds from sales of securities. NorthStar repurchased $24 million par amount of N-Star and CSE CDO bonds for $4 million, representing an 84% weighted average discount to par. No net lease properties were acquired or sold during the fourth quarter 2010.

For the full year 2010, NorthStar invested approximately $30 million of unrestricted cash, including $7 million to acquire the collateral management and special servicing rights, and below investment grade notes of the CSE CDO, $3 million to purchase the equity notes and management fees relating to a $800 million CDO originally issued by NorthStar, $6 million invested in an equal partnership with a third party to acquire a defaulted $34 million first mortgage loan participation in which NorthStar also held a $70 million REO position, $8 million for loan future funding obligations, and $6 million to repurchase $69 million par amount of bonds issued by N-Star and CSE CDOs. During 2010, NorthStar also funded $21 million related to prior period commitments in N-Star CDOs and funded $67 million in the CSE CDO. NorthStar, during 2010, received $418 million of loan repayment and asset sale proceeds, which included $147 million related to the sale of eight loans having a $193 million aggregate unpaid principal balance. During 2010, NorthStar acquired for $304 million, securities having a par amount of $510 million and having an average credit rating of BBB+/Baa1, and received $254 million of proceeds from sales of securities. The securities sales and discounted payoff of bank debt generated net gains totaling $135 million for 2010.

The CSE CDO purchased in July 2010 had an approximately $152 million deficit in its overcollateralization (“OC”) test at acquisition date, which was reduced to approximately $4 million as of December 31, 2010. As of the January 2011 payment date the CDO was passing its OC test by approximately $10 million and as a result NorthStar received current and accrued distributions on the below investment grade bonds totaling $4 million. In addition, the Company received approximately $3 million in management fees from the CDO through January 2011.

NorthStar had approximately $7.3 billion of assets under management at December 31, 2010 based on the par amount of loans and securities and purchase prices of owned real estate assets.

Liquidity, Financing, and Capital Markets

Total available liquidity at December 31, 2010 was approximately $240 million, including $125 million of unrestricted cash and cash equivalents, and $115 million of uninvested and available cash in NorthStar’s CDO financings. At December 31, 2010 NorthStar’s only unrestricted cash needs relating to non-discretionary future funding obligations associated with existing loan commitments totaled approximately $3 million. In January 2011, NorthStar posted an appeal bond, collateralized by $26 million of cash, related to the WaMu net leased property litigation.

During the second quarter 2010, NorthStar extinguished approximately $304 million of senior corporate recourse bank debt. Please see NorthStar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for a more complete description of the repayment of this debt. The weighted-average cost of NorthStar’s debt was 2.18% at December 31, 2010.

During 2010, the Company raised $38 million in the non-traded REIT sector for NorthStar Real Estate Income Trust (“NSREIT”) and its predecessor.  In addition, NorthStar filed a registration statement for NorthStar Senior Care Trust Inc., a non-listed public REIT that intends to originate, acquire and manage a portfolio of debt and equity investments in the healthcare property sector.

Risk Management

At December 31, 2010, exclusive of the CSE CDO, NorthStar had four loans on NPL status having a $65 million aggregate outstanding principal balance and a $26 million book value, compared to five loans representing $78 million aggregate principal balance and $29 million book value, as of September 30, 2010.  In addition, at December 31, 2010, the CSE CDO had nine loans on NPL status having a $193 million aggregate outstanding principal balance and a $24 million book value, compared to nine loans representing $240 million aggregate outstanding principal balance and a $15 million book value as of September 30, 2010. NorthStar designates a loan as non-performing at such time as the loan becomes 90 days delinquent on contractual debt service payments or the loan has a maturity default.

During the fourth quarter 2010, NorthStar recorded $32.8 million of credit loss provisions relating to three loans and recorded a $0.5 million credit for a loan sold in October 2010 for more than its $11 million net book value. As of December 31, 2010, loan loss reserves totaled $197.2 million, or 11.3% of total NorthStar loans (exclusive of CSE CDO loans), related to 13 loans having an aggregate $351 million outstanding principal balance. NorthStar’s loan portfolio has an aggregate $2.7 billion outstanding principal balance and a $1.8 billion net book value (inclusive of discounts and reserves) as of December 31, 2010.

NorthStar’s securities portfolio had three credit rating upgrade actions representing $8 million and 120 downgrades representing $657 million of securities during the fourth quarter 2010.  NorthStar reports all current rating actions issued by each agency independently of actions issued during prior quarters. As of December 31, 2010 the average credit rating of NorthStar’s real estate securities was B/B2. During the fourth quarter 2010, Fitch downgraded several classes of notes issued by three of NorthStar’s CDO financings backed primarily by real estate securities, N-Star III, N-Star V, and N-Star IX. In addition, Moody’s downgraded several classes of notes issued by three of NorthStar’s CDO financings backed primarily by real estate loans, N-Star IV, N-Star VI, and N-Star VIII. Rating agency actions associated with NorthStar’s issued CDO financings have no impact on the payment terms of such debt. At December 31, 2010, N-Star CDO II and the CSE CDO were failing their OC tests.

As of March 2011, NorthStar will be added to Standard and Poor’s Select Service list as an approved special servicer. This designation provides NorthStar with the ability to provide asset management services to CMBS securitizations rated by S&P relating to troubled or defaulted mortgages underlying the securitization.

As of December 31, 2010, NorthStar’s net lease portfolio was 89% leased and net lease assets have a 6.6-year weighted average remaining lease term. During the fourth quarter 2010, NorthStar recorded a $5 million impairment charge based on the carrying value compared to fair market value, on a partially vacant net lease investment located in Cincinnati, Ohio. In November 2010, the mortgage lender to the property declared a payment default and in December 2010 began foreclosure proceedings. NorthStar is currently in discussions with the lender seeking to modify the mortgage terms; however, there can be no assurance that there will be a favorable resolution. For more information regarding the core net lease assets (exclusive of healthcare net leased real estate), please refer to the tables on the following pages.

Andrew C. Richardson, chief financial officer and treasurer, commented, “For 2011 we believe that increasing market liquidity could broaden opportunities to generate cash from our asset base for reinvestment, debt amortization and retirement, and strategic acquisitions, such as the CSE CDO transaction. The strength of economic growth and overall employment conditions will have a strong influence on real estate credit performance during 2011.”

Stockholder’s Equity and Dividends

At December 31, 2010, NorthStar had 82,394,029 total common shares and operating partnership units outstanding, and $41 million of non-controlling interest relating to its operating partnership. Book value per diluted common share was $12.41 at December 31, 2010. Exclusive of all unrealized mark-to-market adjustments, credit loss reserves, and accumulated depreciation and amortization, book value at December 31, 2010 would be $7.96 per diluted common share. For a calculation of book value per diluted common share, please refer to the table on the following pages.

On January 19, 2011, NorthStar announced that its Board of Directors declared a dividend of $0.10 per share of common stock, payable with respect to the quarter ended December 31, 2010.  The dividend was paid on February 14, 2011 to shareholders of record as of the close of business on February 4, 2011.

Earnings Conference Call

NorthStar will hold a conference call to discuss fourth quarter and full year 2010 financial results on Thursday February 24, 2011, at 2:00 PM Eastern time. Hosting the call will be David Hamamoto, chairman, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.  The Company will post on its website, www.nrfc.com, a December 31, 2010 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-6009 or for international callers, by dialing 480-629-9770.

A replay of the call will be available one hour after the call through Thursday March 3, 2011 by dialing 800-406-7325 or 303-590-3030 for international callers, using pass code 4406812.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues and other income:
Interest income	$111,705	$35,378	$318,792	$142,213
Interest income – related parties	75	4,563	1,108	17,692
Rental and escalation income	34,856	25,239	124,828	98,143
Advisory and management fee income – related parties	1,535	1,872	3,201	7,295
Commission income	243	—	2,476	—
Other revenue	937	184	3,268	736
Total revenues	149,351	67,236	453,673	266,079
Expenses:
Interest expense	31,281	28,841	131,335	121,289
Real estate properties – operating expenses	12,992	5,567	37,691	14,653
Asset management fees – related parties	—	820	466	3,356
Commission expense	190	—	1,867	—
Impairment on operating real estate	5,249	—	5,249	—
Provision for loan losses	32,312	21,054	168,446	83,745
General and administrative:
Salaries and equity-based compensation (1)	14,120	13,408	54,828	47,213
Auditing and professional fees	4,597	3,196	13,803	9,636
Other general and administrative	6,940	3,906	20,778	13,685
Total general and administrative	25,657	20,510	89,409	70,534
Depreciation and amortization	8,630	7,509	34,097	41,726
Total expenses	116,311	84,301	468,560	335,303
Income/(loss) from operations	33,040	(17,065)	(14,887)	(69,224)
Equity in (loss)/earnings of unconsolidated ventures	(3,902)	(287)	2,253	(1,809)
Unrealized (loss)/gain on investments and other	(332,164)	(211,685)	(538,572)	(209,976)
Realized gain on investments and other	35,956	39,050	145,722	128,461
Gain from acquisitions	—	—	15,363	—
(Loss) from continuing operations	(267,070)	(189,987)	(390,121)	(152,548)
(Loss)/income from discontinued operations	(111)	188	(1,967)	2,173
Gain on sale from discontinued operations	—	13,799	2,528	13,799
Consolidated net (loss)	(267,181)	(176,000)	(389,560)	(136,576)
Less: net (loss) attributable to the non-controlling interests	14,001	16,109	15,019	6,293
Preferred stock dividends	(5,231)	(5,231)	(20,925)	(20,925)
Net (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(258,411)	$(165,122)	$(395,466)	$(151,208)
Net (loss)/income per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(3.33)	$(2.21)	$(5.17)	$(2.16)
Weighted average number of shares of common stock:
Basic	77,564,571	74,811,394	76,552,702	69,869,717
Diluted	82,383,931	82,134,704	82,842,990	77,193,083

(1) The three months ended December 31 2010 and 2009 include $3,858 and $5,003, respectively, of equity-based compensation expense.  The years ended December 31, 2010 and 2009 include $16,991 and $20,474, respectively, of equity-based compensation expense. The year ended December 31, 2010 includes $3,583 of cash compensation expense and $1,014 of equity based compensation expense relating to a separation and consulting agreement with a former executive.  Cash incentive compensation expense incurred but payable in future periods totaled $4,616 and $4,635, respectively, for the years ended December 31, 2010 and 2009.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2010	2009

ASSETS:
Cash and cash equivalents	$125,439	$138,928
Restricted cash (includes $263,314 and $74,453 from consolidated VIEs, respectively)	309,384	129,180
Operating real estate, net	938,062	978,902
Available for sale securities, at fair value (includes $1,668,217 and $283,184 from consolidated VIEs, respectively)	1,691,054	336,220
Real estate debt investments, net (includes $1,659,882 and $1,356,038 from consolidated VIEs, respectively)	1,826,239	1,936,482
Real estate debt investments, held-for-sale (includes $18,661 and $ - from consolidated VIEs, respectively)	18,662	611
Investments in and advances to unconsolidated ventures (includes $66,959 and $ - from consolidated VIEs, respectively)	94,412	38,299
Receivables, net of allowance of $2,642 in 2010 and $1,349 in 2009 (includes net $26,337 and $7,421 from consolidated VIEs, respectively)	32,329	17,912
Unbilled rents receivable	10,404	10,206
Derivative instruments, at fair value (includes $42 and $- from consolidated VIEs, respectively)	59	—
Deferred costs and intangible assets, net	52,973	57,551
Assets of properties held for sale (includes $5,102 and $- from consolidated VIEs, respectively)	13,141	—
Other assets (includes $13,248 and $2,888 from consolidated VIEs, respectively)	39,833	25,273
Total assets	$5,151,991	$3,669,564

LIABILITIES:
Mortgage notes and loans payable	803,114	795,915
Exchangeable senior notes	126,889	125,992
Bonds payable, at fair value (includes $2,258,807 and $584,615 from consolidated VIEs, respectively)	2,258,805	584,615
Secured term loans	36,881	368,865
Liability to subsidiary trusts issuing preferred securities, at fair value	191,250	167,035
Accounts payable and accrued expenses (includes $15,668 and $1,631 from consolidated VIEs, respectively)	49,819	30,071
Escrow deposits payable (includes $60,163 and $28,608 from consolidated VIEs, respectively)	60,711	39,461
Derivative liability, at fair value (includes $190,993 and $46,187 from consolidated VIEs, respectively)	220,689	67,044
Liabilities of properties held for sale (includes $100 and $- from consolidated VIEs, respectively)	131	—
Other liabilities (includes $10,469 and $358 from consolidated VIEs, respectively)	31,189	31,926
Total liabilities	3,779,478	2,210,924

Contingently redeemable non-controlling interest	94,822	94,822

EQUITY:
NorthStar Realty Finance Corp. Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	183,505	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 78,104,753 and 74,882,600 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	781	749
Additional paid-in capital	723,102	662,805
Retained earnings	293,382	460,915
Accumulated other comprehensive loss	(36,119)	(92,670)
Total NorthStar Realty Finance Corp. Stockholders’ Equity	1,222,518	1,273,171
Non-controlling interest	55,173	90,647
Total equity	1,277,691	1,363,818
Total liabilities and stockholders’ equity	$5,151,991	$3,669,564

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Funds from Operations:
Loss from continuing operations	$(267,070)	$(189,987)	$(390,121)	$(152,548)
Non-controlling interest in joint ventures	(2,065)	(2,560)	(10,845)	(9,555)
Consolidated net (loss) before non-controlling interest in operating partnership	(269,135)	(192,547)	(400,966)	(162,103)
Adjustments:
Preferred stock dividends	(5,231)	(5,231)	(20,925)	(20,925)
Depreciation and amortization	8,630	7,509	34,097	41,726
Funds from discontinued operations	(43)	663	(1,899)	4,340
Real estate depreciation and amortization — unconsolidated ventures	237	347	948	1,088
Funds from Operations	(265,542)	(189,259)	$(388,745)	$(135,874)

Adjusted Funds from Operations:
Funds from Operations	$(265,542)	$(189,259)	$(388,745)	$(135,874)
Straight-line rental income, net	(179)	(543)	(1,427)	(2,276)
Straight-line rental income and fair value lease revenue, unconsolidated ventures	(18)	(64)	(81)	(143)
Amortization of equity-based compensation	3,858	5,003	16,991	20,474
Amortization of above/below market leases	(214)	(335)	(905)	(801)
Unrealized losses from mark-to-market adjustments	302,037	203,946	437,691	188,887
Unrealized losses from mark-to-market adjustments, unconsolidated ventures	—	2,132	3,357	12,276
Gain from acquisitions	—	—	(15,363)	—
Adjusted Funds from Operations	$39,942	$20,880	$51,518	$82,543

FFO per share of common stock	$(3.22)	$(2.30)	$(4.69)	$(1.76)
AFFO per share of common stock	$0.48	$0.25	$0.62	$1.07

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations; (ii) Adjusted Funds From Operations; (iii) Return on Average Common Book Equity; and (iv) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts

(NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains/(losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

NorthStar calculates return on average common book equity (“ROE”) on a consolidated basis and for each of NorthStar’s major business lines.  NorthStar believes that ROE provides investors and management with a good indication of the performance of the Company and its business lines because it provides the best approximation of cash returns on common equity invested.  Management also uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business.  ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (including and excluding G&A)

($ in thousands)

	Three Months
	Ended
	December 31, 2010		Annualized (1)
Adjusted Funds from Operations (AFFO)	$39,942		$159,768	(A)
Plus: General & administrative expenses	25,657
Less: Equity-based compensation included in G&A	3,858
Less: Bad debt expense included in G&A	1,002

AFFO, excluding G&A	60,739		242,956	(B)

Average Common Book Equity & Operating Partnership Non-Controlling Interest (2)	$1,160,990	(C)

Return on Average Common Book Equity (including G&A)	13.8	% (A)/(C)
Return on Average Common Book Equity (excluding G&A)	20.9	% (B)/(C)

(1) Annualized numbers are calculated by taking the current quarter amounts and multiplying by four.

(2) Average Common Book Equity & Operating Partnership Non-Controlling Interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Return on Average Common Book Equity by Business Segment (Pre-G&A)

Including and Excluding Mark-to-Market Adjustments, Credit Loss Reserves, and Accumulated Depreciation

and Amortization

($ in thousands)

	Lending	Securities	Healthcare Net Lease	Core Net Lease	Corporate / Other (1)	Total
AFFO, Pre-G&A	$11,892	$54,922	$62	$(5,137)	$(1,000)	$60,739
Annualized (A)	47,568	219,688	248	(20,548)	(4,000)	242,956
Average common book equity and operating partnership non-controlling interest (B) (2)	$643,303	$308,302	$19,259	$45,763	$144,363	$1,160,990
Allocated cumulative mark-to-market adjustments for assets, liabilities and interest rate swaps	(314,969)	(227,367)	(40,585)	(43,560)	(37,857)	(664,338)
Accumulated depreciation and amortization	—	—	70,672	71,687	—	142,359

Average common book equity and operating partnership non-controlling interest excluding mark-to-market adjustments, credit loss reserves, and accumulated depreciation and amortization (C) (2)	$328,334	$80,935	$49,346	$73,890	$106,506	$639,011

ROE, Net (A/B)	7.4%	71.3%	1.3%	NEG	NEG	20.9%
ROE, Gross (A/C)	14.5%	271.4%	0.5%	NEG	NEG	38.0%

(1) Corporate / other average common book equity and operating partnership non-controlling interest includes $125 million of unrestricted cash.

(2) Average common book equity & operating partnership non-controlling interest computed using beginning and ending of period balances.  ROE will be impacted by the timing of new investment closings and repayments during the quarter.

NorthStar CDO Financings Cash Distributions and Coverage Test Summary

($ in thousands)

			Quarterly
		Cash Distributions (1)	Interest Coverage	Overcollateralization
	Primary	Quarter Ended	Cushion (2)	Cushion
	Collateral	December 31,	December 31,	December 31,	At
	Type	2010	2010	2010	Offering

N-Star I	CMBS	$250	$573	$19,522	$8,687
N-Star II	CMBS	0	(220)	(3,370)	10,944
N-Star III	CMBS	1,894	1,880	22,378	13,610
N-Star IV	Loans	2,283	1,765	69,908	19,808
N-Star V	CMBS	1,608	2,888	13,678	12,940
N-Star VI	Loans	1,608	854	39,177	17,412
N-Star VII	CMBS	2,091	887	9,433	13,966
N-Star VIII	Loans	3,535	3,779	83,258	42,193
N-Star IX	CMBS	2,171	2,684	27,248	24,516
CSE RE 2006-A	Loans	0	3,675	(3,506)	(151,595	)(3)

Table shows cash distributions to the retained income notes. Interest coverage and overcollateralization coverage to the most constrained class.

(1) Cash distributions are exclusive of senior management fees which are not subject to the coverage tests.

(2) Quarterly interest cushion and overcollateralization cushions from remittance report issued on date nearest to December 31, 2010.

(3) CSE RE 2006-A based on trustee report as of June 24, 2010 which was closest to the date of acquisition.

Management Fees From NorthStar CDO Financings at December 31, 2010

($ in thousands)

					Annualized
	Fee - Based	Annual Management Fee %			Management Fee
	Assets	Senior	Subordinate	Total	Revenue
N-Star I	$243,595	0.15%	0.20%	0.35%	$853
N-Star II (1)	242,007	0.15%	0.20%	0.35%	847
N-Star III	406,946	0.15%	0.20%	0.35%	1,424
N-Star IV	458,276	0.15%	0.20%	0.35%	1,604
N-Star V	575,980	0.15%	0.20%	0.35%	2,016
N-Star VI	483,874	0.15%	0.25%	0.40%	1,935
N-Star VII	632,862	0.15%	0.20%	0.35%	2,215
N-Star VIII	988,900	0.15%	0.25%	0.40%	3,956
N-Star IX	760,417	0.15%	0.25%	0.40%	3,042
CSE RE 2006-A (1)	1,144,048	0.15%	0.25%	0.40%	4,576
Total	$5,936,905				$22,468

(1) Subordinate management fees not received for the fourth quarter due to noncompliance with overcollateralization test.

CMBS Vintages Under Management

($ in thousands)

	$	%	Cumulative
1997	$35,516	1.2%	1.2%
1998	61,505	2.2%	3.4%
1999	25,456	0.9%	4.3%
2000	109,503	3.9%	8.2%
2001	94,532	3.4%	11.6%
2002	71,834	2.5%	14.1%
2003	117,762	4.2%	18.3%
2004	311,586	11.1%	29.4%
2005	531,066	18.9%	48.3%
2006	834,883	29.6%	77.9%
2007	456,579	16.2%	94.1%
2008	96,046	3.4%	97.5%
2009	69,075	2.5%	100.0%
2010	1,000	0.0%	100.0%
Total	$2,816,343	100.0%

Credit Ratings Distribution of Securities Under Management

($ in thousands)

	$	%
AAA	$66,074	2.0%
AA	75,743	2.3%
A	223,618	6.7%
BBB	663,858	20.0%
BB	502,609	15.3%
B	412,981	12.5%
CCC	577,210	17.4%
CC	320,083	9.7%
C	359,489	10.8%
Below C	113,412	3.3%
Total	$3,315,077	100.0%

Assets Under Management at December 31, 2010

($ in thousands)

	$	%
Investment grade securities	$995,161	13.5%
First mortgage (1)	2,146,084	29.2%
Investment grade net lease (2)	161,845	2.2%
Non-investment grade securities	2,319,914	31.6%
Mezzanine and other subordinate loans (3)	750,706	10.2%
Non-investment grade net lease (2)	976,660	13.3%
Total	$7,350,370	100.0%

(1) Includes $295 million of junior participations in first mortgages.

(2) Net lease amounts prior to accumulated depreciation and impact of purchase price allocations.

(3) Includes $193 million of equity investments primarily related to real estate loans, equity investments, and real estate owned assets.

Fourth Quarter Funded Securities Investment Statistics

($ in thousands)

Amount Invested (1)

CMBS	$110,914
REIT Debt	3,901
CDO Debt	3,324
Total Securities	$118,139

(1) Par amount was $200 million.

Book Value Rollforward

($ in thousands, except per share data)

	$	Per Share
Common book value at September 30, 2010 (diluted)	$1,299,745	$15.78

Net income to common shareholders and non-controlling interest, excluding non-cash mark-to-market items included in net income	27,560	0.33

Mark-to-market adjustments included in net income:
CDO notes	(461,726)	(5.60)
Trust preferred debt	(20,621)	(0.25)
Securities and investments held at market value	145,861	1.77
Swaps and other hedges	34,449	0.42

Mark-to-market adjustments in other comprehensive income and non-controlling interest:
Effective hedges	1,910	0.02

Common dividends	(8,238)	(0.10)

Accretion/(dilution) from additional shares issued during quarter (1)	3,295	0.04
Total net increases/(decreases)	(277,510)	(3.37)

Common book value at December 31, 2010 (diluted) (2)	$1,022,235	$12.41

(1) Primarily relates to amortization of LTIP shares and issuance of common shares from DRIP and DSPP. Per share dilution as a result of common shares issued.

(2) Cumulative net mark-to-market adjustments total a positive $715.1 million ($8.68 per diluted share), credit loss reserves total a negative $197.2 million ($2.39 per diluted share) and accumulated real estate depreciation and amortization total a negative $151.5 million ($1.84 per diluted share) as of December 31, 2010. Excluding all mark-to-market adjustments, credit loss reserves, and accumulated depreciation and amortization would result in a $7.96 diluted book value per common share at December 31, 2010.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Years				Acquisition
Date			Square	Net	Acquisition		Existing	Cost less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Lease (1)	Cost (2)		Debt	Debt

Oct-2004	ALGM Portfolio - Various (3) (4)	Two properties in New York, NY	25,165	0.5-5.5	$7,710	(5)	$0	$7,710
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	6.9	33,826		23,239	10,587
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	9.8	34,303		30,182	4,121
Jun-2007	Landis Logistics (6)	Reading, PA	609,000	6.0	28,473		18,643	9,830
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	15.0	34,519		27,790	6,729
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	6.2	30,144		21,638	8,506
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (4)	9 properties	467,971	5.1-13.7	64,503		47,692	16,811
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	4.7	62,718		46,218	16,500
Dec-2005	Cincom Systems, Inc. (7)	Springdale, OH/Cincinnati	486,963	11.0	69,341		51,480	17,861
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	1.3	22,424		15,059	7,365
Jul-2006	Northrop Grumman Space & Mission Systems Corp. (8)	Aurora, CO/Denver	183,529	4.5	43,625		33,412	10,213
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	4.4-6.6	21,955		16,884	5,071
Feb-2006	Quantum Corporation (9)	Colorado Springs, CO	406,207	1.9-10.2	27,635		17,904	9,731

Total NRFC NNN Holdings, LLC Portfolio			3,681,193	6.9	$481,176		$350,141	$131,035

(1) Remaining lease terms as of December 31, 2010.  Total represents weighted average based on acquisition cost.

(2) Acquisition cost does not include purchase price allocations.

(3) On May 18, 2010, a 10,800 square foot property in the portfolio sold for $3.3 million, and the proceeds are being held in escrow for use in acquiring a suitable replacement property.

(4) The two ALGM portfolio properties, and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(5) The two ALGM properties were owned by NorthStar’s predecessor prior to NorthStar’s initial public offering.  The value in acquisition cost column reflects the undepreciated book value when the properties were transferred to a subsidiary of NRFC NNN Holdings, LLC at the time of  NorthStar’s initial public offering (10/29/04).

(6) Landis Logistics commenced a seven year lease on January 5, 2010 for 105,000 square feet.

(7) As of March 15, 2010, General Electric Co. vacated  approximately 312,409 square feet of space.  In November 2010 the mortgage lender declared a payment default and began foreclosure proceedings. Northstar  is currently in discussions with the mortgage special servicer regarding a potential modification to the loan terms. There can be no assurance of a favorable outcome and the lender may foreclose on the property.

(8) The Northrop Grumman Space & Mission Systems Corp. property is financed with a $32.6 million first mortgage with a third party and a $0.9 million mezzanine loan held by a consolidated NorthStar entity.

(9) Dollar amounts shown are 50% of total values, representing NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended December 31, 2010				Primary Tenant
				NOI Less			Actual
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	Debt Service	Market Cap (1)		Credit Rating

ALGM Portfolio - Various	$454	$345	—	$345	mixed tenants
Alliance Data Systems Corp.	582	576	(455)	121	$3,686		not rated
Citigroup, Inc.	534	528	(509)	19	137,446		A/A3
Landis Logistics (2)	89	51	(332)	(281)	N/A	(3)	not rated
Covance, Inc.	608	602	(522)	80	3,156		not rated	(4)
Credence Systems Corp.	674	665	(450)	215	312		not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,305	1,260	(981)	279	3,357		not rated	(5)
Electronic Data Systems Corp.	1,508	1,501	(831)	670	13,900		not rated	(6)
Cincom Systems, Inc. (7)	567	296	(787)	(491)	N/A	(3)	not rated
GSA - U.S. Department of Agriculture	579	447	(305)	142	N/A		implied AAA
Northrop Grumman Space & Mission Systems Corp.	814	814	(706)	108	20,398		BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	441	440	(306)	134	362	(8)	B/B2	(9)
Quantum Corporation (50%)	601	600	(322)	278	829		B-/B2

Total	$8,756	$8,125	(6,506)	$1,619

(1) Based on information from Bloomberg at close of market on December 31, 2010.

(2) Landis Logistics lease includes first four months full rent abatement and four additional months of half rent abatement in the first year of the lease.

(3) Privately-held company, market capitalization information is not publicly disclosed.

(4) Covance has a $1.5 billion net worth and no long-term debt according to its September 30, 2010 financial statements.

(5) PetSmart, Inc. is rated BB by S&P.

(6) In August 2008, Hewlett-Packard Co. purchased Electronic Data Systems for $13.9 billion. During the first quarter of 2010, ratings for EDS were withdrawn.

(7) As of March 15 , 2010, General Electric Co. vacated  approximately 312,409 square feet of space. GE’s quarterly base rent had been $771,000.  In November 2010, the mortgage lender declared a payment default and began foreclosure proceedings. NorthStar is currently in discussions with the mortgage special servicer regarding a potential modification to the loan terms. There can be no assurance of a favorable outcome and the lender may successfully foreclose on the property.

(8) In December 2005, Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) purchased Party City for $362 million.

(9) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements will be specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772